Exhibit 10.2

February 24, 2020

Achilles B. Kintiroglou

Dear Achilles,

Congratulations! I am pleased to confirm the details of our proposed offer to you for the position of Senior Vice President, General Counsel & Corporate Secretary of AdvanSix Inc. (the “Company”), located in Parsippany, New Jersey.

In connection with your new role, you will be entitled to the following compensation and benefits package:

Compensation

Your annual base salary will be $375,000. The Company conducts annual performance reviews and your performance rating, together with funding availability based on Company performance, will determine the amount of your annual salary increase, if any. It is anticipated that this role will be effective upon the retirement of John M. Quitmeyer on April 1, 2020. You will first be eligible for merit consideration in this role during the 2021 cycle.

Short Term Incentive Program (STIP)

This position is eligible for participation in the Short-Term Incentive Program (“STIP”) for executive officers as may be in effect from time to time, subject to the terms and conditions of the STIP. For full year 2020 (payable in March 2021), your initial target incentive compensation opportunity under the STIP will be 60% of your annual base salary. Your actual bonus may be more or less than your target bonus based on Company performance and your personal performance. The terms of any annual bonus program established under the STIP, including future target incentive compensation opportunities as a percentage of your annual base salary, are subject to the discretion of the Company’s Compensation Committee.

Long Term Incentive (LTIP)

This position is eligible for participation in the Long-Term Incentive Program (“LTIP”) for executive officers, as may be in effect from time to time. For the 2020 grant cycle, your LTIP target award value will be $425,000. The terms of the LTIP and the size and mix of the 2020 LTIP award and any future LTIP awards are all subject to the discretion of the Company’s Compensation Committee. The terms of all LTIP awards will be governed by the terms of the applicable stock plan and the applicable award agreements.

Executive Benefits

For your new role, your benefits will include four weeks of vacation, accrued as outlined in our paid time off policies, participation in our Executive Severance Policy and Deferred Compensation Plan, Executive Health Screening and Excess Liability Insurance coverage, in each case as provided to other executive officers of the Company. You will be eligible for employee benefits under the specific terms of these benefit plans.

Stock Ownership Guidelines for Company Officers

As an Executive Officer of the Company, you will be required to hold one year of your annual base salary in Company shares in accordance with the Company’s Stock Ownership Guidelines.

Acceptance of Offer

Please indicate your acceptance of this offer by signing this letter in the space provided and returning it to me.

If you have any questions or need any further information about our offer, please contact me directly.

Congratulations,

/s/ Erin Kane
Erin Kane
President and Chief Executive Officer
AdvanSix Inc.

Read and Accepted:

/s/ Achilles B. Kintiroglou	February 24, 2020
Achilles B. Kintiroglou	Date

All businesses experience changing conditions. We reserve the right to change work assignments, reporting relationships and staffing levels to meet business needs, and your employment is on an "at will" basis. This means that there is no guarantee of employment for any specific period, and either you or the Company may terminate your employment at any time.

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